Driehaus Capital Management LLC

Driehaus Mutual Funds

Driehaus Capital Management (USVI) LLC

CODE OF ETHICS AND BUSINESS CONDUCT

Statement of General Policy and Business Principles

This Code of Ethics and Business Conduct (“Code”) has been adopted under Rule 17j-1 of the Investment Company Act of 1940 (“Rule 17j-1”) and Rule 204A-1 of the Investment Advisers Act of 1940 (“Rule 204A-1”). Rule 17j-1 is applicable because Driehaus Capital Management LLC (the “Adviser”) is the investment adviser to the Driehaus Mutual Funds (each a “Fund” and collectively the “Funds”), a registered investment company. The Code also applies to any registered investment company for which the Adviser may serve as an investment adviser or sub-adviser. The Code covers all Employees of the Adviser and Driehaus Capital Management (USVI) LLC (collectively the “Firm,” “we” or “us”); the Funds’ Disinterested Trustees and Advisory Board Members; and others as may be designated from time to time by the Firm (each such individual an “Access Person” and collectively “Access Persons”).1 Our Employees are also subject to the Firm’s policies and procedures, including the compliance manuals and employee handbooks that are readily accessible on our Firm’s intranet, which may impose additional restrictions on their conduct, including personal securities transactions.

The Code is specifically and reasonably designed for how we conduct our activities and addresses the particular types of conflicts of interest that we may encounter. A long- standing core business principle of our Firm is our commitment to maintaining the highest legal and ethical standards in the conduct of our business consistent with our fiduciary duty to place the interest of our Clients first at all times. We have built our reputation for excellence on Client trust and confidence in our professional abilities and integrity. The Code seeks to prevent Employee misuse of material non-public information regarding current and prospective investments we make for our Clients, investment research we perform for our Clients and actual and proposed trading on behalf of our Clients. Together with this Code, we have adopted and implemented various internal policies and procedures to detect and prevent the misuse of material non-public information. Compliance with this Code as well as additional policies and procedures is monitored and enforced by our legal and compliance professionals, who are supported by our strong “culture of compliance.” Failure to comply with this Code of Ethics may result in disciplinary action, including termination of employment.

Integral to our investment management process is “real time” internal sharing of information by the Adviser’s portfolio managers and research analysts (“Investment Personnel”). Investment Personnel are required to systematically enter research information about long-only equity securities held by or under consideration for purchase

1Capitalized terms used in the Code are defined when first used or in Section 1 of the Code.

or sale for a Client, in our Internal Research Notes database (“IRN”) before placing any orders in our Order Management System (“OMS”) for execution. The data in the IRN is accessible to, among others, Employees and Investment Personnel responsible for the Firm’s investment and trading activities on behalf of our Clients. Investment Personnel are not required to use the IRN for other types of securities, such as bonds, options and swaps, as they cannot be entered into this system. However, information sharing occurs on a regular and continuous basis among the portfolio management teams. The Adviser believes that no strategy is disadvantaged despite this limitation because of the marked differences between the portfolio holdings of the equity-only strategies and those that utilize other types of securities, such as bonds, options and swaps. Transactions are monitored by the Legal and Compliance Department for potential conflicts of interest with our Clients and the results of such monitoring are reported to the Ethics Committee.

We believe that these information sharing and trading procedures, along with comprehensive Employee education and training, personal securities transaction reporting, compliance monitoring and the imposition of sanctions, where appropriate, work collectively to ensure that, as fiduciaries, we and all Access Persons do not place our interests above our Clients’ interests and comply with the applicable Federal securities laws, rules and regulations.

Any questions regarding the Code’s operation should be directed to the Firm’s Chief Compliance Officer (“CCO”). Throughout the Code, there are also specific references to the assistance that the CCO can provide to Access Persons. The CCO shall act in accordance with the Firm’s policies and procedures, the Code, guidance from the Ethics Committee and in consultation with counsel.

1.DEFINITIONS OF TERMS USED

(a)“Access Person” means (i) any Fund trustee, Fund officer, Advisory Board Member or Employee of the Fund or the Firm; and (ii) any natural person who is employed by an entity which controls, is controlled by or is under common control with the Fund or the Firm who obtains or has access to information concerning the Firm’s purchase or sale of Covered Securities, those Covered Securities under consideration by the Firm for purchase or sale, or current holdings of a Client.

(b)“Acknowledgment” means the initial and annual written certification by each Access Person of receipt and compliance with the Code.

(c)“Adviser” means Driehaus Capital Management LLC.

(d)“Advisory Board Member” means any individual serving as a member of an Advisory Board appointed by the Board of Trustees of the Fund.

(e)“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(f)“Beneficial Interest” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each Access Person will be assumed to have a pecuniary interest, and therefore, beneficial interest or ownership, in all securities held by the Access Person, the Access Person’s spouse or domestic partner, all minor children, all dependent adult children and adults sharing the same household with the Access Person (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner, corporations in which they are a controlling shareholder, except any investment company, mutual fund trust or similar entity registered under applicable U.S. or foreign law, or any other similar arrangement. Any questions an Access Person may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Firm’s CCO.

(g)“Client” means an advisory client of the Adviser, including the Fund and any Sub-Advised Funds.

(h)“Covered Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940 (the “Company Act”) and Section 202(a)(18) of the Investment Advisers Act of 1940 (the “Advisers Act”),

including stocks, warrants, units and other stock rights, options, equity- based futures contracts, all digital assets (cryptocurrencies and cryptoassets), corporate bonds, convertible bonds, corporate preferred stock and other corporate debt instruments, and includes any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts, except that it shall not include shares issued by registered open-end investment companies, direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit or commercial paper and high quality short-term debt instruments, including repurchase agreements.

(i)“Disinterested Trustee” means any trustee of a Fund who is not an interested person of the Firm, is not an officer of the Fund and is not otherwise an “interested person” of the Fund as defined in the Company Act.

(j)“Driehaus Mutual Funds” means any investment company for which Driehaus Capital Management acts and investment adviser.

(k)“Employee” means any person employed by the Firm, whether on a full or part-time basis, all officers, shareholders and directors of the Firm and any natural person who is employed by an entity which controls, is controlled by or is under common control with the Fund or the Firm who obtains or has access to information concerning the Firm’s purchase or sale of Covered Securities, those Covered Securities under consideration by the Firm for purchase or sale, or current holdings of a Client.

(l)The “Ethics Committee” shall consist of at least three but no more than five members who shall be Employees. One of the members shall be the Adviser’s General Counsel. The Ethics Committee shall be comprised of Employees with sufficient experience and knowledge of the legal obligations and regulatory responsibilities of the Fund and the Firm. The Ethics Committee shall promptly advise the Fund’s Board of Trustees of any appointment or resignation by a member of the Ethics Committee. The Ethics Committee as a whole and each member shall act in accordance with Section 11 below.

(m)“Federal Securities Laws” has the same meaning as that term is defined in Rule 204A-1(e)(4) under the Advisers Act, and includes the Securities

Act of 1933 (“Securities Act”), the Exchange Act, the Company Act, the

Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.

(n)“Fund” means Driehaus Mutual Funds.

(o)“IRN” is the Adviser’s Internal Research Notes database, a proprietary software application that Employees of the Adviser’s Investment Management and Research Department are required to use to enter, update, make available and maintain research information about long-only equity securities held by or under consideration for purchase or sale for a Client. The IRN data is available to Employees, including those with responsibility for investment management and research, trading, and legal and regulatory compliance.

(p)“Limited Offering” includes private placements and means an offering that is exempt from registration under Section 4(2) or Section 4(6) under the

Securities Act or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

(q)“Managed Account” means an account where full discretion for all investment decisions has been given to a financial advisor not affiliated with the Adviser, the Access Person does not have direct or indirect influence or control over investment decisions made for the account, including the ability to suggest purchases or sales, or consult as to the particular allocation of investments to be made in the account.

(r)“Initial Public Offering” means an offering of securities registered under the

Securities Act, the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the Exchange Act.

(s)“Permitted Investments” includes open-end and closed-end funds, non- single stock ETFs, ETNs and ETCs, municipal bonds, foreign currency, U.S. Government and government agency securities, as well as index, commodity and currency based futures contracts, bankers’ acceptances, bank certificates of deposit or commercial paper, high quality short-term debt instruments including repurchase agreements, all digital assets (cryptocurrency and cryptoassets),

(t)“Personal Benefit” includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a Client or any entity that adopts this Code.

(u)“ACA ComplianceAlpha” (“ComplianceAlpha”) is the Firm’s vended web- based compliance and personal trading system, which is primarily used for tracking Employees’ holdings, securities transactions, gifts and political contributions.

(v)“Sub-Advised Fund” means a Client fund sub-advised by the Adviser that is an investment company registered under the Company Act.

2.STANDARDS OF BUSINESS CONDUCT AND COMPLIANCE WITH LAWS

Access Persons are required at all times to comply with the Federal Securities Laws as applicable in conducting the business of the Firm or the Fund. Accordingly, a violation of the Federal Securities Laws will be a violation of this Code and may subject an Access Person to sanctions or other appropriate remedial action under the Code.

In addition, as a SEC registered investment adviser subject to the Advisers Act, the Adviser has fiduciary obligations to its Clients. Further, the Code requires that the conduct of Access Persons comply with the fundamental principles of integrity, honesty and trust.

The Code is designed to ensure that Access Persons understand and comply with their fiduciary obligations and to protect Clients by deterring misconduct. The Code also educates Access Persons about the expectations of the Firm and the Fund regarding their behavior and the Federal Securities Laws that govern their conduct, as applicable.

The Code and related policies and procedures contain provisions reasonably necessary to prevent Access Persons from engaging in acts in violation of the Code. Access Persons are required to report any violations of the Code to the CCO. The CCO is primarily responsible for monitoring compliance with the Code and reporting material violations of the Code to the Ethics Committee to ensure the Code’s enforcement.

3.TRANSACTIONS WITH A FUND

No Access Person shall sell to, or purchase from, a Fund any security or other property (except merchandise in the ordinary course of business), in which such Access Person has or would acquire a Beneficial Interest, unless such purchase or sale involves shares of that Fund.

4.DISCLOSURE OF INFORMATION

No Access Person shall discuss with or otherwise inform others of any security held or to be acquired by a Client except in the performance of employment duties or in an official capacity and then only for the benefit of the Client, and in no event for Personal Benefit or for the benefit of others.

No Access Person shall release information to dealers or brokers or others (except to those concerned with the execution and settlement of a transaction) as to any changes in a Client’s investments, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a prospectus or pursuant to the Funds’ or any Sub-Advised Funds’ Selective Disclosure of Fund Holdings Policy or (iii) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders are entitled by reason of provisions of the declaration of trust, by- laws, rules and regulations, contracts or similar documents governing the operations of the Client.

5.PREFERENTIAL TREATMENT, GIFTS AND BUSINESS ENTERTAINMENT

As fiduciaries to the Firm’s Clients, Employees must always place the Firm’s Clients’ interests first and Employees are prohibited from allowing gifts or entertainment opportunities to influence the actions they take on behalf of the Firm’s Clients. Employees are prohibited from soliciting, seeking, or accepting favors, preferential treatment, gifts, entertainment opportunities, charitable or political contributions for themselves, on behalf of Clients, prospects, or others, or from receiving any other Personal Benefit arising from their association with the Firm or a Client.

Gifts and Business Entertainment from Broker-Dealers. Employees are prohibited from accepting from any source, including broker-dealers, any compensation, including gifts or entertainment, for the purchase or sale of any property, including securities and other portfolio holdings, to or for a Client. This includes compensation, including gifts or entertainment, from companies in which Clients may invest.

•This includes, but is not limited to, receipt of all gifts from broker-dealers (not including branded promotional items of de minimis value, i.e., less than $25), attendance at dinners hosted by broker-dealers that do not serve a valid and direct business purpose or benefit to a Client, and all concerts, sporting events, cocktail parties, golf outings and other similar events or performances hosted by broker-dealers.

•This prohibition does not include on- or off-site meetings and conferences that serve a valid and direct business purpose or benefit to a Client (e.g., road shows, meetings with investment strategists, economists, company management, etc.) that may also include incidental meals hosted by a broker-dealer as such incidental meals are not provided by the broker- dealer as compensation for the purchase or sale of any property to or for a Client.

Gifts from all other non-broker-dealer vendors. Employees may only accept gifts from current or prospective vendors that are not engaged in the business of purchasing or selling property to or for Clients, (i.e., vendors that are not broker- dealers). Employees may only accept gifts when the value involved clearly will not place the Employee under any real or perceived obligation to the gift-giver or raise any question of impropriety. Please refer to the section titled Driehaus Capital Management LLC Compliance Manual Preferential Treatment, Gifts and Entertainment for additional details.

•Under no circumstances may an Employee accept a gift of cash, including a cash equivalent such as a gift certificate or a security, regardless of the amount.

•If an Employee receives a gift that violates the Code, they must return the gift or consult with the CCO to determine appropriate action under the circumstances, which can include donating such gift to charity.

Business entertainment from all other non-broker-dealer vendors. In addition to the receipt of gifts, attendance at dinners, cocktail parties, golf outings, sporting events, theater and other similar events or performances also may create or appear to create a conflict of interest between the Firm and its Clients. Attendance at such events where the person offered the invitation and the person extending the invitation are both in attendance and discuss business benefitting a Client (e.g., the purpose of the outing is relationship building or is otherwise business-related) is considered “business entertainment.”

•No Employee shall seek or accept any business entertainment from any person or entity that does business with the Firm or a Client or that is seeking to do business with the Firm or a Client other than usual and customary business entertainment that is not excessive in value.

•If an Employee is unsure as to whether something might be considered excessive in value, he or she must check with the CCO or another member of the Firm’s Legal and Compliance Department prior to accepting the usual and customary business entertainment.

Reporting. Employees are required to promptly report all gifts and business entertainment to the CCO no later than thirty days after the calendar quarter during which the business entertainment took place. Such reporting should be made through ComplianceAlpha. The CCO shall report any exceptions to the gifts and business entertainment policy to the Ethics Committee for appropriate action consistent with enforcement of the Code.

6.CONFLICTS OF INTEREST

The Adviser, as a fiduciary, has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its Clients. This duty includes fully disclosing all material facts concerning any conflicts that arise with respect to any Client. If any Access Person is aware of a personal interest that is, or might be, in conflict with the interest of a Client, that Access Person should disclose the situation or transaction and the nature of the conflict to the CCO for appropriate consideration by the Ethics Committee. The Ethics Committee may consult with counsel with respect to any appropriate action that should be taken. Employees should refer to the Adviser’s Conflicts of Interest Policy.

7.SERVICE AS A DIRECTOR

Employees are prohibited from serving on the boards of directors of unaffiliated for-profit or not-for-profit corporations, business trusts or similar business entities, whether or not their securities are publicly traded, absent prior written approval by the Ethics Committee, based upon a determination that the board service would not be inconsistent with the interests of the Firm and its Clients. Copies of all written approvals obtained under this paragraph must be provided to and maintained by the CCO.

8.MATERIAL NON-PUBLIC INFORMATION

Securities laws and regulations prohibit the misuse of material non-public information when trading or recommending securities.

Material non-public information obtained by any Access Person from any source must be kept strictly confidential. All material non-public information should be kept secure, and access to files and computer files containing such information should be restricted. Access Persons shall not act upon or disclose material non- public information except as may be necessary for legitimate business purposes on behalf of a Client or the Firm as appropriate. Questions and requests for assistance regarding material non-public information should be promptly directed to the CCO.

Material non-public information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, and other material non-public information that could reasonably be expected to affect the price of a security.

Client account information and Fund shareholder account information are also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

9.RESTRICTIONS ON PERSONAL SECURITY TRANSACTIONS

No Access Person shall knowingly take unlawful advantage of his or her position with the Firm or with its Clients, for Personal Benefit, or take action inconsistent with such Access Person’s obligations to the Firm, or any Client. All personal securities transactions must be consistent with this Code and must be conducted in a manner designed to avoid any actual or potential conflict of interest or any abuse of any Access Person’s position of trust and responsibility. Any transaction effected with the purpose of profiting as a result of one or more transactions effected or anticipated for a Client (“scalping” or “frontrunning”) is prohibited.

(a)All Employees:

Employees are prohibited in transacting in Covered Securities absent an exception. Employees are not required to close out existing individual equity securities positions held at the commencement of their employment. However, any Employee wishing to sell a Covered Security, other than Permitted Investments, owned prior to employment must first request and receive preclearance through the ComplianceAlpha system. Transactions receiving approval must be executed the same day preclearance is granted. No Employee shall sell a Covered Security within seven calendar days before or after a Client trade in that Covered Security. The fifteen day blackout restriction shall not apply to the following unless the Ethics Committee determines that the conduct is inconsistent with the Code or the Federal Securities Laws.

1.“Permitted Investments” Transactions may be effected in U.S. Government and government agency securities, municipal bonds, foreign currency, index, commodity and currency based futures contracts,

bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements and shares of U.S. registered open-end investment companies, closed-end funds, non-single stock ETFs, ETNs and ETCs, all digital assets (cryptocurrency and cryptoassets).

2.“Investment Companies” Transactions may be effected in U.S. registered closed-end investment companies and foreign registered open- end and closed-end investment companies.

3.“Managed Accounts” Transactions may be effected in a Managed

Account as long as the account is managed on a discretionary basis and/or that you (or, if applicable, your spouse or domestic partner) do not exercise investment discretion or otherwise have direct or indirect influence or control over investment decisions. Managed Accounts must receive pre-approval from and be reported to the Legal and Compliance Department along with written confirmation from the manager, investment adviser or trustee managing the account, who may not be affiliated with the Firm or the Fund, that it is managed on a discretionary basis.

(b)Limited Offerings and Initial Public Offerings: No Employee shall directly or indirectly acquire a Beneficial Interest in Limited Offering securities or securities in an Initial Public Offering without the prior consent of the Ethics Committee. Consideration will be given to whether the opportunity should be reserved for a Client. The Ethics Committee will review these proposed investments on a case-by-case basis except for those circumstances in which advance general approval may be appropriate because it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the Initial Public Offering or Limited Offering.

(c)Related Instruments: When anything in this section 9 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

(d)Spousal and Domestic Partner Accounts: An Employee’s spouse or domestic partner is not prohibited from buying or selling Covered Securities for his or her own account. However, the Employee may not participate in the investment decisions of his/her spouse or domestic partner, either directly or indirectly. The Employee’s spouse or domestic partner must provide the Adviser with trade confirmations and quarterly account statements.

(e)Disinterested Trustees and Advisory Board Members: No Disinterested Trustee or Advisory Board Member of a Fund shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership or interest when the Disinterested Trustee or Advisory Board Member knows that securities of the same class are being purchased or sold or are being considered for purchase or sale by the Fund, until such time as the Fund’s transactions have been completed or consideration of such transaction is abandoned.

(f)Sanction Guidelines: Unless an exception exists, if an Access Person trades in violation of this section 9, the Ethics Committee will determine the appropriate sanction consistent with the Sanction Guidelines of the Code, which may include disgorgement of profits to a charity selected by the Ethics Committee. A copy of the Sanction Guidelines will be provided to the Fund’s Board of Trustees annually.

10.PRECLEARANCE AND REPORTING PROCEDURES

(a)Preclearance Requirement. All Employees must receive prior approval for all purchases and sales of shares of Driehaus Mutual Funds and Sub-Advised Funds, initial purchases of all Limited Offerings other than Firm-affiliated limited partnerships, and the sale of all Covered Securities held prior to employment with the Firm that are not Permitted Investments. All preclearance approvals shall be valid for the same day preclearance is granted.

(b)Reports - All Access Persons:

(1)Brokerage confirmations and statements: Each Access Person must provide to the Firm’s CCO identifying information for all securities or commodities brokerage accounts in which that Access Person has a Beneficial Interest (including Spousal and Domestic Partner accounts) including in any Managed Accounts. This includes accounts that hold shares of the Fund or a Sub-Advised Fund, other than holding of such funds in the Driehaus 401(k) and Profit Sharing Plan. Before opening any brokerage account, including a Managed Account, each Access Person shall enter the account information into the ComplianceAlpha system or otherwise provide the information required to the CCO of the Firm. The CCO will arrange to receive trade confirmations and monthly/quarterly account statements from the Access Person’s broker-dealer, bank and/or financial institution directly through

ComplianceAlpha. If a direct feed is not available in ComplianceAlpha, Access Persons are required to upload paper statements into the ComplianceAlpha system.

To the extent that a security transaction in which an Access Person has any Beneficial Interest or ownership is not reported on brokerage confirmations and statements either in hard copy or through ComplianceAlpha such transaction must be reported to the Firm’s CCO as part of the quarterly transactions report set forth in section 10(b)(2).

(2)Initial and Annual Holdings Reports and Quarterly Transactions Reports: Each Access Person must provide a holdings report for Covered Securities and shares of the Fund and Sub-Advised Funds within 10 days after becoming an Access Person (an “Initial Holdings Report”) and annually thereafter (an “Annual Holdings Report”). The Annual Holdings Report must be current within 45 days of the date of the report, and should be made through ComplianceAlpha. Any supplemental supporting documentation should be submitted to the CCO in hard copy, if necessary. This requirement includes Spousal and Domestic Partner Accounts, Managed Accounts and any account in which an Access Person has a Beneficial Interest, other than the Driehaus 401(k) and Profit Sharing Plan.

Each Access Person must also provide a quarterly transaction report within 30 days after the close of a quarter for each transaction during the quarter in a Covered Security and shares of the Fund and Sub- Advised Funds other than transactions in the Driehaus 401(k) and Profit Sharing Plan, in which the Access Person had any Beneficial Interest, including Spousal and Domestic Partner Accounts and Managed Accounts, and provide information for any account established by the Access Person, Spouse or Domestic Partner during the quarter that holds Covered Securities or shares of the Fund or Sub-Advised Funds other than accounts established in the Driehaus 401(k) and Profit Sharing Plan. The quarterly transaction reports and new account disclosure should be made through ComplianceAlpha. Any supplemental supporting documentation should be submitted to the CCO in hard copy, if necessary.

Each report must state the title, number of shares and principal amount of each Covered Security in which the Access Person had any Beneficial Interest, the broker/dealer, bank and/or financial institution maintaining the account for the Access Person in which any securities were held for the benefit of the Access Person, and the date that the report is submitted by the Access Person. In addition, the quarterly transaction report must state the date of the transaction, the interest rate and maturity date of the Covered Security (if applicable), the nature of the transaction (i.e., purchase, sale or other), the purchase or sale price, and the date the account was established if established in the current reporting quarter.

(c)Exceptions to Reporting:

(1)Access Persons need not file a quarterly transaction report if the information would duplicate information that the CCO received in a broker’s confirmation or account statement or that is contained in the records of the Firm, including within ComplianceAlpha.

(2)An Access Person need not make a quarterly transaction report hereunder with respect to transactions effected pursuant to an Automatic Investment Plan.

(3)Access Persons are not required to provide initial or annual holdings reports, or quarterly brokerage confirmations and statements on digital assets (cryptocurrency and cryptoassets).

Access Persons are not required to provide initial or annual holdings reports or quarterly confirmations and statements for the Driehaus Companies 401(k) and Profit Sharing Plan, or for Driehaus Mutual

Funds held directly at Northern Trust, the Fund’s Transfer Agent.

Disinterested Trustee or Advisory Board Member who would be required to make a report referenced in Section 10(b) solely by virtue of being a Trustee or Advisory Board Member is not required to make a report unless Section 10(d)(1) applies.

(4)An Access Person who is not an Employee of the Firm may provide required reports to the CCO in hard copy in lieu of using ComplianceAlpha.

(d)Reports - Disinterested Trustees and Advisory Board Members:

(1)A Disinterested Trustee or Advisory Board Member must provide a quarterly report to the Ethics Committee of any purchase or sale of any Covered Security in which such person has, or by virtue of such transaction acquires, any Beneficial Interest if at the time of the transaction the Disinterested Trustee or Advisory Board Member knew, or in the ordinary course of fulfilling his or her official duties as a Trustee or Advisory Board Member of a Fund should have known that, on the date of the transaction or within 15 days before or after the transaction, purchase or sale of that class of security was made or considered for the Fund. The form of the report must conform to the provisions of subsection (b)(2) above.

(2)This subsection (d) shall not apply to non-volitional purchases and sales, such as dividend reinvestment programs or “calls” or redemptions.

(e)Review of Reports:

The CCO of the Firm or a designee of the CCO will review reports submitted by Access Persons, except no person shall be permitted to review his or her own reports. Any report required to be filed shall not be construed as an admission by the person making such report that he/she has any direct or indirect Beneficial Interest in the security to which the report relates.

11.ETHICS COMMITTEE

The Ethics Committee will take whatever action it deems necessary and appropriate, consistent with its Sanction Guidelines, with respect to any Access Person of the Firm or the Fund other than as noted below who violates any provision of this Code, and will inform the Fund’s Board of Trustees as to the nature of such violation and the action taken by the Committee. However, any information received by the Ethics Committee relating to questionable practices or transactions by a Disinterested Trustee or an Advisory Board Member of a Fund shall immediately be forwarded to the Audit Committee of the Fund for that committee’s consideration and such action as it, in its sole judgment, shall deem warranted.

At least once a year, each Fund, the Adviser must provide a written report prepared by the Ethics Committee to the Fund’s Board of Trustees that describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations. The report will also certify to the Board of Trustees that each Fund and the Firm each have adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The Report should also address any significant conflicts of interest that arose involving the Fund and Firm’s personal investment policies, even if the conflicts have not resulted in a violation of the Code.

12.WAIVERS

The Ethics Committee may, in its discretion, waive compliance with any provision of the Code after considering whether the waiver (i) is necessary or appropriate to alleviate undue hardship, or in view of unforeseen circumstances, (ii) will not be inconsistent with the purposes and policies of the Code; (iii) will not adversely affect the interests of any Client or the interests of the Firm and/or (iv) will not result in a transaction or conduct that would violate provisions of applicable laws or rules. Normally, all waiver applications must be made in advance and in writing. A written record shall be kept of all waivers granted by the Ethics Committee, including a brief summary of the reasons for the waiver.

13.CODE REVISIONS

Any material changes to this Code will be approved by the Fund’s Board of Trustees prior to the effective date of such changes.

14.RECORD KEEPING REQUIREMENTS

The Firm shall maintain records, at its principal place of business, of the following: a copy of each Code in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a copy of each report made by Access Persons as required in this Code, including any information provided in place of the reports during the past five years after the end of the fiscal year in which the report is made or the information is provided; a copy of each Fund trustee report made during the past five years; a copy of each Acknowledgment of the Code made by Access Persons during the past five years; a record of all Access Persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; and, for at least five years after approval, a record of any decision and the reasons supporting that decision, to approve an Access Person’s purchase of a New Issue or a Limited Offering.

15.CONDITION OF EMPLOYMENT OR SERVICE

All Access Persons shall conduct themselves at all times in the best interests of Clients. Compliance with the Code is a condition of employment or continued affiliation with a Fund or the Firm. Conduct not in accordance with the Code is grounds for sanctions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Access Persons shall certify initially upon employment and annually thereafter to the Ethics Committee that they have read and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

Effective: November 14,2025